UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2009
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (301) 841-2700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Senior Secured Notes Offering
      On July 21, 2009, CapitalSource Inc. (the “Company”) priced $300 million of senior secured notes due 2014 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The transaction is expected to close on or about July 27, 2009, subject to customary closing conditions. Details of the previously announced offering are:
•	$300 million principal amount of 14.5% senior secured notes due 2014 at an issue price of 93.966%.
The Company expects to receive net proceeds from the offering of approximately $273.4 million.
This Current Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain expectations and our intentions with respect to closing the notes offering, which is subject to numerous assumptions, risks, and uncertainties. All statements contained in this Current Report that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forwardlooking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from those that are anticipated. Actual results, performance, actions or achievements could differ materially from those contained or implied by such statements for a variety of factors, including without limitation, those described in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008 and documents subsequently filed by the Company with the Securities and Exchange Commission. All forward-looking statements included in this Current Report are based on information available at the time of the Current Report. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2009	/s/ STEVEN A. MUSELES
Steven A. Museles
Executive Vice President, Chief Legal Officer and Secretary